EXHIBIT 99

CAUTIONARY STATEMENT

MedicalCV, Inc., or persons acting on our behalf, or outside reviewers retained by us making statements on our behalf, or underwriters of our securities, from time to time, may make, in writing or orally, "forward-looking statements" as defined under the Private Securities Litigation Reform Act of 1995 (the "Litigation Reform Act").  This Cautionary Statement, when used in conjunction with an identified forward-looking statement, is for the purpose of qualifying for the "safe harbor" provisions of the Litigation Reform Act and is intended to be a readily available written document that contains factors that could cause results to differ materially from such forward-looking statements.  These factors are in addition to any other cautionary statements, written or oral, which may be made, or referred to, in connection with any such forward-looking statement.

The following matters, among others, may have a material adverse effect on our business, financial condition, liquidity, results of operations or prospects, financial or otherwise.  Reference to this Cautionary Statement in the context of a forward-looking statement or statements shall be deemed to be a statement that any one or more of the following factors may cause actual results to differ materially from those in such forward-looking statement or statements.

Risks related to our business

We anticipate future losses and negative cash flows, which may limit or delay our ability to become profitable.  We have incurred losses in each of the last five fiscal years.  We had net losses of $3,238,829 for the year ended April 30, 2001 and $3,544,453 for the year ended April 30, 2000.  We had a net loss of $1,559,268 for the six months ended October 31, 2001.  As of October 31, 2001, we had an accumulated deficit of $9,666,989.  We depend upon the proceeds of our initial public offering or other financing to meet our future working capital and capital expenditure needs and to maintain compliance with our debt covenants.  If we fail to obtain financing when required, we may not be able to develop or enhance our products, gain market share in the U.S. or respond to competitive pressures or unanticipated requirements, which could seriously harm our business, financial position and results of operations.  We expect to incur additional net losses until we are able to generate and sustain substantially higher revenues while maintaining reasonable expense levels, both of which involve uncertainty.  We also must continue to make significant expenditures on research and development in connection with our heart valves.  We cannot assure you that our revenues will grow in future periods or that we will ever become profitable.  If we do achieve profitability, we cannot assure you that we would be able to sustain or increase profitability on a quarterly or annual basis in the future.

We rely upon sales of our Omnicarbon heart valves for substantially all of our revenue.  Our results of operations materially depend on the success of the Omnicarbon 3000 and 4000 heart valves, which accounted for substantially all of our operating revenue for the fiscal year ended April 30, 2001 and the six months ended October 31, 2001.  A significant reduction in sales of Omnicarbon heart valves for any reason, including the introduction of additional competing products, would have a material adverse effect on us.  If we develop additional products, we would need to obtain regulatory approval before we could sell them.  Given the time-consuming nature of the regulatory clearance process, we do not expect to be able to sell such additional products in the foreseeable future.  We also anticipate that research and development and clinical and regulatory expenses will continue to rise in future periods.

We cannot assure you that our heart valves will gain physician acceptance.  A limited number of cardiovascular surgeons and cardiologists can influence medical device selection and purchase decisions for a large portion of the target cardiovascular surgery patient population.  We cannot assure you that our Omnicarbon heart valves, or any of the products that we may develop, will gain any significant degree of physician acceptance, or that users will accept these products as preferable to alternative products or methods of treatment.  Physician acceptance of our Omnicarbon heart valves will depend upon our ability to demonstrate the clinical advantages of lower complication rates and cost-effectiveness of Omnicarbon heart valves when compared to other prosthetic heart valves.  Negative publicity involving Omnicarbon heart valves or other prosthetic heart valves could adversely affect the overall acceptance of Omnicarbon heart valves.  Further, because Omnicarbon heart valves are monoleaflet heart valves, we must overcome in the U.S. and in other markets a preference for bileaflet heart valves, which are marketed by most major manufacturers of mechanical heart valves.  Any of the foregoing factors, among others, could limit or detract from physician acceptance of our product and have a negative effect on our business, financial condition, operating results and cash flows.

Because we do not have FDA clearance to manufacture our Omnicarbon 3000 heart valves using our own pyrolytic carbon process for sale in the U.S., we depend upon a third party supplier for critical components.  We market our Omnicarbon 3000 heart valves, which we have now begun to sell in the U.S. and Japan, with pyrolytic carbon components produced by Sulzer Carbomedics, a third party supplier which sells competing heart valves.  We have a supply contract that requires us to purchase such components for use in the Omnicarbon 3000 heart valve solely from Sulzer Carbomedics until December 2003.  Given the absence of FDA-cleared alternative sources for pyrolytic carbon components for our Omnicarbon 3000 heart valves, any disruption or termination of our supply contract, or our failure to extend it, if necessary, would have a material adverse effect on our continued ability to sell Omnicarbon 3000 heart valves.  Future purchase shortfalls could adversely affect our ongoing relationship with Sulzer Carbomedics.  Further, we cannot assure you that we will be able to obtain FDA clearance to manufacture Omnicarbon heart valves for sale in the U.S. using our own pyrolytic carbon process.  Our future success will depend, in part, on obtaining FDA clearance to manufacture carbon components for heart valves for sale in the U.S.

We may need to fund multiple research studies throughout the lifecycle of each of our products, providing statistically significant scientific data to regulatory agencies and cost effectiveness data to third party payers.  The FDA, foreign regulatory agencies and third party health care payers may require scientific clinical outcomes data and cost effectiveness data.  We will need to provide this data throughout our products' lifecycles.  Payers and governmental agencies may change the frequency and breadth of clinical research required, potentially significantly increasing our costs.  Without adequate positive outcomes data that demonstrate advantages from the use of our Omnicarbon heart valves, we may not achieve any significant market penetration.  We cannot assure you that our outcomes data will be adequate to meet present or future medical device utility requirements.  If our outcomes data does not meet such requirements, we may be unable to sell our products or obtain third party reimbursement for the costs of our products.

Intense competition in the prosthetic heart valve industry could prevent us from successfully marketing our products or render our products obsolete.  We compete in mature, highly competitive markets in which many of our competitors have well-known and established products.  To compete successfully in these markets, we must maintain competitive pricing and demonstrate the advantages of our Omnicarbon heart valves in terms of post-surgical complications.  Several companies are currently pursuing new mechanical heart valve designs, blood compatible coatings for mechanical heart valves, longer lasting tissue heart valves and surgical alternatives to implanting prosthetic heart valves.  It is possible that technological advances by our competitors, or advances in surgical procedures that delay the need for replacing heart valves, could render our Omnicarbon heart valves noncompetitive or obsolete.

Our primary competitors, St. Jude Medical, Inc., Medtronic, Inc. and Sulzer Carbomedics, dominate the market and control most of the mechanical heart valve market worldwide.  Our competitors have extensive clinical data demonstrating the performance of their heart valves and internal carbon manufacturing capabilities.  The companies with which we compete have many additional competitive advantages over us, including:

•                                          greater name recognition and product market acceptance;

•                                          more established physician relationships;

•                                          broader product lines;

•                                          greater distribution capabilities;

•                                          greater regulatory compliance capabilities;

•                                          larger marketing, research and development staffs and facilities; and

•                                          greater financial resources.

We cannot assure you that we will be able to compete against such competitors or their products.

Our future results depend upon the strength of the mechanical heart valve market.  Our business could suffer if the use of mechanical heart valves declines.  In recent years, there has been an increase in the number of tissue heart valves used.  We believe that improvements in tissue heart valve longevity and an increase in the average age of heart valve patients have contributed to the recent increase in the use of tissue heart valves.  If the use of mechanical heart valves declines, it could materially adversely affect our business, financial condition, operating results and cash flows.

The small number of distributors operating in foreign markets that currently generate substantially all of our revenues pose a concentration of credit risk and could leave us at any time, impairing our business.  Substantially all of our sales originate from eight distributors who market our Omnicarbon 4000 heart valves in Europe, South Asia, the Middle East and the Far East.  Because we do not control the amount or timing of the resources such parties allocate to sales of our product, any revenues we derive from such relationships depend upon the efforts of such distributors.  If we could not locate a replacement on a timely basis, the loss of an international distributor could adversely affect us.

Certain of our significant international distributors are affiliates of our company.  During our fiscal year ended April 30, 2001, such affiliates made net purchases of product from our company equal to approximately 45.5% of our net sales.  During our fiscal year ended April 30, 2000, such affiliates made net purchases of product from our company equal to approximately 58.8% of our net sales.  Obligations to us from our distributors are unsecured.  Such affiliates could fail to pay receivables or cease distributing our products at any time, thereby materially and adversely affecting our business, financial condition, operating results and cash flows.

We depend upon sales outside the U.S., which are subject to a number of risks that could harm our ability to successfully commercialize our product and could harm our business.  We face several risks as a result of doing business in foreign markets, including:

•                                          unforeseen changes in regulatory requirements and government health programs;

•                                          potentially adverse tax consequences;

•                                          political and economic instability; and

•                                          greater difficulty in collecting payments from product sales.

In addition, the value of the U.S. dollar in relation to other currencies may also harm our sales to customers outside the U.S. because we require substantially all of our customers to pay for our products in U.S. currency.

We may be unable to fund our significant future capital needs, and we may need additional funds sooner than anticipated.  Based on our current rate of expenditures, anticipated net sales and current research and development plans, we estimate that the proceeds from our initial public offering, together with amounts available under our bank line of credit, assuming such line of credit is refinanced to a long-term mortgage in fiscal year 2003, will be sufficient to fund our operating needs, capital expenditures and working capital requirements through fiscal year 2003.  The timing and amount of our future capital requirements, however, will depend on a number of factors, including:

•                                         the extent to which our Omnicarbon 3000 heart valve gains market acceptance in the U.S.;

•                                         costs of manufacturing and marketing;

•                                          potential reductions in heart valve pricing by our competitors;

•                                          costs of licensing and acquiring new products and technologies;

•                                         time and costs involved in obtaining regulatory clearance for our pyrolytic carbon coating process for sales in the U.S. of our Omnicarbon 4000 heart valve and other unanticipated regulatory costs;

•                                         costs involved in filing, prosecuting and enforcing patents or defending against any patent infringement claims;

•                                         competing technological and market developments; and

•                                         progress and cost of clinical trials for new products.

In any event, we will require additional capital to support future operations, to complete the development of products and to manufacture and market any products resulting from current development projects.  We cannot assure you that such additional financing will be available on acceptable terms, or at all.  If funds are raised by issuing additional equity securities, our then existing shareholders will experience further dilution.  If we are unable to obtain additional funds as needed, we may not be able to:

•                                          develop or enhance our products,

•                                          gain market share in the U.S., or

•                                          respond to competitive pressures or unanticipated requirements.

Substantial government regulation in the U.S. and abroad may restrict our ability to sell our heart valves.  The FDA and comparable regulatory authorities in foreign countries extensively and rigorously regulate our products, product development activities and manufacturing processes.  In the U.S., the FDA regulates the introduction of medical devices as well as the manufacturing, labeling and record-keeping procedures for such products.  We are required to:

•                                          obtain clearance before we can market and sell medical devices;

•                                          satisfy content requirements applicable to our labeling, sales and promotional materials;

•                                          comply with manufacturing and reporting requirements; and

•                                          undergo rigorous inspections.

The process of obtaining marketing clearance for new medical devices from the FDA can be costly and time consuming.  For example, the premarket clearance process, which our medical devices must undergo, can require a number of years to complete.  Although we recently obtained FDA clearance for our Omnicarbon 3000 heart valve, we cannot assure you that our future products will obtain FDA clearance on a timely basis, or at all.  Our products must also comply with laws and regulations of foreign countries in which we market such products.  In general, the extent and complexity of medical device regulation is increasing worldwide.  This trend may continue, and the cost and time required to obtain marketing clearance in any given country may increase as a result.  We cannot assure you that our products will obtain any necessary foreign clearances on a timely basis, or at all.

Once medical devices are cleared for sale, regulatory authorities may still limit the use of such products, restrict sales to certain models or sizes, prevent the sale or manufacture of such products or require a recall or withdrawal of such products from the marketplace.  Following initial clearance from regulatory authorities, we continue to be subject to extensive regulatory requirements.  Government authorities can withdraw marketing clearance due to our failure to comply with regulatory standards or due to the occurrence of unforeseen problems following initial clearance.  Ongoing regulatory requirements are wide-ranging and govern, among other things:

•                                          annual inspections to retain CE mark for sale of products in the European Union;

•                                          product manufacturing;

•                                          annual inspections to retain ISO certification of our quality system;

•                                          supplier substitution;

•                                          product changes;

•                                          process modifications;

•                                          medical device reporting; and

•                                          product sales and distribution.

The FDA and various government agencies inspect our facilities from time to time to determine whether we are in compliance with applicable laws and regulations.  If we fail to comply or maintain compliance with medical device laws or regulations, regulatory authorities may fine us and bar us from selling our products.  If the FDA believes we are not in compliance with such laws or regulations, it can:

•                                          seize our products;

•                                          require a recall;

•                                          withdraw previously granted market clearances;

•                                          implement procedures to stop future violations; and/or

•                                          seek civil and criminal penalties against us.

The uncertainty of third party reimbursements and possible health care reforms may adversely affect us.  Our ability to market products successfully in the U.S. will depend in part on the extent to which reimbursement for the cost of such products and related treatment will be available from government health administration authorities, private health insurers, health maintenance organizations and other third party payers.  Payers increasingly challenge the need for, and prices of, medical products and services.  Payers may deny reimbursement for procedures that they deem experimental or for devices used in ways other than as cleared by the FDA or stated in their indications for use.  With respect to our products, some payers could deny coverage until the devices become generally accepted by the medical profession.  The inability of hospitals and other providers to obtain reimbursement from third party payers for our products would have a material adverse impact on our business, financial condition, operating results and cash flows.

Health care reform may also impact sales of new products in the U.S.  Reforms may include:

•                                         mandated basic health care benefits;

•                                         controls on health care spending through limiting the growth of private health insurance premiums and Medicare and Medicaid spending; and

•                                         fundamental changes to the health care delivery system.

We anticipate that Congress and state legislatures will continue to review and assess alternative health care delivery systems and payment methodologies, and that public debate of these issues will likely continue in the future.  Due to uncertainties regarding the ultimate features of reform initiatives and their enactment and implementation, we cannot predict which, if any, of such reform proposals will be adopted, when they may be adopted or what impact they may have on our ability to market our current and future products.  Laws resulting from such reform initiatives could adversely impact our business, financial condition, operating results and cash flows.

Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to use information that we regard as proprietary.  We also run the risk of infringing the proprietary rights of third parties.  We do not have patent protection for the design of our Omnicarbon heart valves.  We rely upon a combination of trade secrets, know-how and confidentiality agreements to protect the proprietary aspects of our technology, including aspects of manufacturing.  We have patent applications filed for the pyrolytic carbon coating process used in our Omnicarbon 4000 heart valve.  We have patents for our bileaflet mechanical heart valve project that is currently under development.  We expect to seek patent protection for additional products in the future.  Our success will depend, in part, on our ability to protect our products and to manufacture and sell them without infringing the rights of third parties.  The validity and breadth of claims covered in medical technology patents involve complex legal and factual questions and, therefore, are highly uncertain.  In addition, the laws of many countries do not protect our proprietary rights to as great an extent as do the laws of the U.S.  We cannot assure you that:

•                                        any pending patent applications or any future patent applications will result in the issuance of patents;

•                                        the scope of any patent protection will be effective to exclude competitors or to provide competitive advantages to us;

•                                        we will be able to commercially exploit any issued patents before they expire;

•                                        any of our patents will be held valid if subsequently challenged;

•                                        others will not claim rights in, or ownership of, the patents and other proprietary rights we hold;

•                                        our products and processes will not infringe, or be alleged to infringe, the proprietary rights of others; or

•                                        we will be able to protect meaningful rights in proprietary technology over which we do not hold patents.

Furthermore, we cannot assure you that others have not developed or will not develop products that may duplicate any of our products or manufacturing processes, or that others will not design around our patents.  Other parties may independently develop or otherwise acquire substantially equivalent techniques, gain access to our proprietary technology or disclose such technology.  In addition, whether or not we obtain additional patents, others may hold or receive patents covering components of products we independently develop in the future.  We cannot assure you that third parties will not claim infringement by us, and seek substantial damages, with respect to current or future products.  If we were to become involved in a dispute regarding intellectual property, whether ours or that of another company, we may be involved in legal proceedings.  Any such claims, with or without merit, could be time-consuming, result in costly litigation, cause product shipment delays and require us to:

•                                          cease manufacturing and selling our product, which would seriously harm us;

•                                          enter into royalty or licensing agreements; or

•                                          design commercially acceptable non-infringing alternative products.

We cannot assure you that we would be able to obtain royalty or licensing agreements, if required, on terms acceptable to us or at all, or that we would be able to develop commercially acceptable non-infringing alternative products.  Our failure to do so could have a material adverse effect upon our business, financial condition, operating results and cash flows.

If patients allege that the use of Omnicarbon heart valves adversely affected them, we may face substantial product liability claims.  Substantial product liability litigation exists within the medical device industry.  Mechanical heart valves are life-sustaining devices, and their failure may result in patient death.  We have had product liability claims in the past, which have been resolved without material financial cost to us.  We cannot assure you, however, that future product liability claims will not exceed the limits of our insurance coverage or that such insurance will continue to be available on commercially reasonable terms, or at all.  Consequently, a product liability claim or other claim with respect to uninsured liabilities, or in excess of insured liabilities, could have a material adverse effect on our business, financial condition, operating results and cash flows.  In addition, adverse publicity resulting from product liability litigation may materially adversely affect us regardless of whether the claims are valid or whether we are liable.  These claims may divert our financial and management resources that would otherwise be used to benefit the future performance of our operations.

Key employees could leave our company at any time, impairing our development and profitability.  We depend heavily on the technical knowledge and industry expertise of our management team and our founder and former chief executive officer, Adel A. Mikhail, Ph.D., with whom we have a two-year consulting agreement.  The development and execution of our business plan depends upon these individuals.   We do not have employment agreements with most of our key employees.  The departure of key people could adversely affect our business, financial condition, operating results and cash flows.

We may be unable to recruit, motivate and retain qualified employees.  Our success depends upon our ability to attract, motivate and retain a sufficient number of qualified employees, including those who concentrate in research and development, sales, marketing and manufacturing, to keep pace with our product development schedules.  Even though we have not experienced shortages of qualified people to date, qualified individuals needed to fill these positions could be in short supply in our market.  Our inability to recruit, motivate and retain such individuals may delay the planned launch of new products or result in high employee turnover, either of which could have a material adverse effect on our business, financial condition, operating results and cash flows.  Additionally, competition for qualified employees could require us to pay higher wages and provide additional benefits to attract sufficient employees.

We may be unable to collect on our loan to UROPACE, Inc.  In July 1995, we established a wholly owned subsidiary called UROPACE, Inc.  On November 1, 2000, we completed a spin-off of UROPACE to our existing shareholders.  As part of this spin-off, we agreed to loan UROPACE up to $356,250 at a variable interest rate.  As of October 31, 2001, we had loaned UROPACE $195,000.  Principal and interest on the note is payable in installments equal to 5% of UROPACE's future annual net sales until the note is paid in full.  Due to the development stage of UROPACE, it is uncertain whether we will be able to collect on this loan.  For financial reporting purposes, we have recorded an allowance for the entire balance of the loan at October 31, 2001.

Risks related to our securities

Fluctuations in our operating results may result in decreases in the price of our securities.  Our operating results have and will continue to fluctuate significantly because of several factors, including the timing of FDA clearance, government policies regarding payment for our products and new technology.  Consequently, our operating results may fall below the expectations of public market analysts and investors.  In that event, the price of our securities would likely decrease.

No public market exists for our common stock or Class A Warrants, and an active market may not develop for our units.  No public market exists for our common stock or Class A Warrants.  Such a market may not exist until at least May 20, 2003, when the unit components may be traded separately.  We cannot assure you that an active market for such securities will develop in the future or that an active market for our units will develop.  Before our initial public offering, there was no public market for our units.  As a result, we arbitrarily established the offering price for the units and the exercise price of the Class A Warrants through negotiations with our underwriter.  Such prices were not based upon our assets, earnings history or book value.

If we do not maintain our Nasdaq listing, you may have difficulty reselling your units.  We will need to maintain certain financial and corporate governance qualifications to keep our units listed on The Nasdaq SmallCap Market and to obtain listing for our common stock and Class A Warrants.  We cannot assure you that we will at all times meet the criteria for continued or initial listing.  If we fail to maintain such qualifications, including a minimum bid price for our units of $1.00, our units may be delisted and our common stock and Class A Warrants may not become listed.  In the event of delisting or failure to list, trading, if any, would be conducted in the over-the-counter markets in the so-called "pink sheets" or the National Association of Securities Dealers, Inc. "Electronic Bulletin Board."  At that point, our securities would become subject to the SEC's "penny stock rules."  The penny stock rules would impose additional requirements on broker-dealers who effect trades in our securities other than trades with their established customers and accredited investors.  Consequently, the delisting or failure to list our securities and the applicability of the penny stock rules may adversely affect the ability of broker-dealers to sell our securities, which may adversely affect your ability to resell our securities.  If any of these events take place, you may not be able to sell as many securities as you desire, you may experience delays in the execution of your transactions and our securities may trade at a lower market price than they otherwise would.

Our existing shareholders have significant control, which could reduce your ability to receive a premium for your securities through a change in control.  Officers and directors of our company beneficially own 37.5% of our shares of common stock.  As a result, they may be able to control our company and direct our affairs, including the election of directors and approval of significant corporate transactions.  This concentration of ownership could also delay, defer or prevent a change in control of our company, and make some transactions more difficult or impossible without their support.  These transactions might include proxy contests, tender offers, open market purchase programs or other share purchases that could give our shareholders the opportunity to realize a premium over the then prevailing market price of our securities.  As a result, this concentration of ownership could depress the price of our securities.

Minnesota law and our ability to issue preferred stock could deter a take-over or acquisition of our company.  Our articles of incorporation authorize the issuance of shares of preferred stock.  Our board of directors, without any action by our shareholders, is authorized to designate and issue the preferred stock in such classes or series as it deems appropriate and establish the rights and privileges of such shares, including liquidation and voting rights.  Our ability to designate and issue preferred stock having preferential rights over our common stock could adversely affect the voting power and other rights of holders of common stock, should we determine to issue preferred stock.  We are also subject to the Minnesota Business Corporation Act, which includes provisions that limit the voting rights of persons acquiring specified percentages of shares of an issuing public corporation in a "control share acquisition" and restrict "business combinations" between issuing public corporations and specified persons acquiring their securities.  Our ability to issue preferred stock and the application of the provisions of Minnesota law discussed above could impede or deter another company from making a tender offer or other proposal to take us over.

We may redeem the Class A Warrants at a nominal price.  We may redeem the Class A Warrants at $0.01 per warrant at any time once they become exercisable, upon ten business days' notice, if the closing price of our common stock or units exceeds $8.50, subject to customary anti-dilution adjustments, for any ten consecutive trading days before such notice.  If we redeem the Class A Warrants, you will lose your right to exercise the Class A Warrants except during the ten-business day notice period.  Our redemption of the Class A Warrants could force you to exercise the Class A Warrants at a time when it may be disadvantageous for you to do so, to sell the Class A Warrants at the then current market price or to accept the redemption price, which could be substantially less than the market value of the Class A Warrants at the time of redemption.

If we do not maintain an effective prospectus, you will be unable to exercise your Class A Warrants.  You will be able to exercise the Class A Warrants, and we will be able to issue shares to you upon such exercise, only if a current prospectus relating to the shares underlying the Class A Warrants is then in effect and only if such securities are qualified for sale or exempt from qualification under the applicable securities laws of the state in which you reside.  Although we cannot assure you that we will actually be able to do so, we will use our best efforts to:

•                                         maintain the effectiveness of a current prospectus covering the shares underlying the Class A Warrants, and

•                                         maintain the registration of such shares under the securities laws of the states in which we initially qualified the units for sale in our initial public offering.

We have broad discretion to use the proceeds from our initial public offering for purposes with which you may not agree, and we may not be successful in investing the proceeds.  We plan to use the proceeds from our initial public offering for general corporate purposes including, but not limited to, marketing, developing various medical devices and, potentially, licensing technology from third parties.  The amounts actually expended for the above purposes may vary significantly depending upon a number of factors.  Therefore, we will have broad discretion as to how we will spend the proceeds.  Shareholders may not agree with the ways in which we use the proceeds and our management may not make the best use of the proceeds.  We cannot predict whether our management's investment of the proceeds will yield a favorable, or any, return.